Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-128068 and 333-155488) and Form S-3 (No. 333-130094) of TRM Corporation of our report dated May 23, 2007, except for the retrospective restatement of the Canadian photocopy operations as discontinued operations described in Note 12, which is as of March 28, 2008, relating to the 2006 consolidated financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Portland, Oregon
March 31, 2009